Exhibit 10.1

[Pursuant to Item 601(b)(10)(iv) of Reg. S-K, the identity of the major US retailer has been redacted from Exhibit A to this Consulting Agreement as it private, confidential and not material]

Confidential

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 22nd day of September, 2025 (“Effective Date”), by and between Alpha Modus Holdings, Inc. Inc., a Delaware corporation (the “Company”), and Rucus Holdings LLC (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services requested by the Company, including the duties and tasks described in Exhibit A (“Services”). Consultant agrees to devote such time to these Services as is reasonably necessary to perform them. In addition, from time to time, the Company may ask Consultant to work with and at the direction of the Company’s legal counsel in order to provide assistance to them on certain legal matters. It is the Company’s intention that such work be covered by the attorney-client privilege to the maximum extent permitted by law, and Consultant agrees to cooperate with the Company in all reasonable respects in such matters.

Only Consultant will provide the Services. Consultant acknowledges and agrees that the Company entered into this Agreement to retain the Consultant to perform the Services personally. Services are unique to the Company and the Company has determined that the Consultant is exceptionally qualified to perform them by virtue of his education, training and experience, and the Services are not to be performed by other individuals.

The Company agrees to pay Consultant the compensation set forth in Exhibit A as sole compensation for the performance of the Services. It is understood and agreed that Consultant will be an independent contractor. Consultant will perform Services under the Company’s general direction as to the result of activity but Consultant shall determine, in Consultant’s discretion, the manner and means by which the Services are accomplished, subject to the express condition that Consultant will at all times comply with applicable law. It is also expressly understood that Consultant shall not be considered an agent or employee of the Company, and shall have no authority whatsoever to bind the Company by contract or otherwise. Consultant expressly waives any right to participate in any of the Company’s employee benefit plans or perquisites. Consultant further disclaims any intention or right to participate in any of the Company’s employee benefit plans or perquisites even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee.

2. Confidentiality. “Confidential Information” means all trade secrets and confidential or proprietary information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public. By way of illustration, Confidential Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, transaction documents or structures, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

3. Recognition of Company Rights. Consultant will not, at any time, without the Company’s prior written permission, either during or after the term of this Agreement, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession or control upon the earlier of a request by the Company or termination of this Agreement for any reason. Consultant further acknowledges and agrees that he shall comply with all applicable Company policies and procedures, including the Company’s Insider Trading and Disclosure Policy.

4. Rights of Others. Consultant understands that the Company is now and may hereafter be subject to non- disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information. Consultant agrees to be bound by the terms of such agreements in the event Consultant has access to such Confidential Information.

5. Prior Agreements. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person on entity.

6. Ownership. Consultant acknowledges that all work performed by Consultant is on a “work for hire” basis, and Consultant hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all Consultant’s right, title and interest in all such work product that (i) relates to the business of the Company or any customer of the Company or any of the products or services being researched, developed, provided or performed by the Company or which may be used with such products or services; or (ii) results from tasks assigned to Consultant by the Company and/or the Services; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company.

7. Records; Reports. Consultant will keep and maintain adequate and current records of all Confidential Information developed by Consultant during the term of this Agreement, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, notebooks, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Confidential Information, whether created by Consultant or others, which come into Consultant’s custody or possession, are the exclusive property of the Company to be used by Consultant only in the performance of the Services. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of this Agreement for any reason, Consultant will promptly deliver to the Company all files, letters, notes, memoranda, reports, records, drawings, notebooks, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company and to the Services, and will not take or keep in Consultant’s possession any of the foregoing or any copies.

Consultant agrees that Consultant will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

8. Avoidance of Conflict of Interest. Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from fully complying with the provisions hereof, and further certifies that Consultant will not enter into such conflicting agreement during the term of this Agreement. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. Consultant further represents and warrants that it has full power and authority to enter into this Agreement and perform the obligations hereunder.

9. Non-Solicitation. For purposes of this Agreement, the term “Partners” is defined to include all of the Company’s licensors, licensees, suppliers, vendors, contractors, subcontractors, consultants, employees, and customers related to the Company’s home maintenance services business. A “Restricted Partner” shall mean any Partner (i) whose business dealings with the Company were managed or supervised by Consultant; or (ii) about whom or which Consultant obtained confidential information solely as a result of Consultant’s employment with Employer, in either event within the last twelve (12) months preceding the Termination Date. Consultant understands and agrees that the relationships between the Company and its Partners are valuable assets that may not be misappropriated for Consultant’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Consultant hereby agrees that during Consultant’s engagement with the Company and for the period of twelve (12) months immediately after the Termination Date, Consultant shall not, without the prior written consent of Company, directly or indirectly, on Consultant’s own behalf or on behalf of any other third-party engage in any conduct for the purpose of interfering in any manner with the business relationship between the Company and any Restricted Partner, including, but not limited to, urging or inducing, or attempting to urge or induce, any Restricted Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Restricted Partner’s business or relationship with the Company.

A “Pending Restricted Partner” means a person or entity for which the Company, as of the date of the termination of this Agreement (the “Termination Date”), has pending or is actively preparing a business proposal for the prospect to become a Partner of Company and absent any violation of this Agreement, the Company enjoys a reasonable prospect of success in establishing a business relationship. Consultant agrees and acknowledges that the Company has invested and shall invest valuable resources in developing prospective Partners, and that if a proposal is pending or being actively prepared, the prospective relationship has a reasonable likelihood of coming to fruition and represents a valuable asset of the Company. Accordingly, Consultant hereby agrees that during Consultant’s engagement with the Company and for the period of twelve (12) months immediately after the Termination Date, Consultant shall not, without the prior written consent of Company, directly or indirectly, on Consultant’s own behalf or on behalf of any other third-party engage in any conduct for the purpose of interfering in any manner with the prospective business relationship between the Company and any Pending Restricted Partner, including, but not limited to, urging or inducing, or attempting to urge or induce, any Pending Restricted Partner not to enter into or to reduce, limit or modify its prospective relationship with the Company.

Consultant understands and agrees that the Company has legitimate and protectable interests in maintaining the stability of its work force and protecting itself from unfair competition for employee services. Accordingly, Consultant hereby agrees that during Consultant’s engagement with Company and for the period of twelve (12) months immediately after the Termination Date, Consultant shall not, without Company’s prior written consent, directly or indirectly, solicit or recruit for employment outside of the Company, or attempt to solicit or recruit for such employment, any employee of Company whom Consultant supervised or about whom Consultant received confidential information as a result of Consultant’s engagement with the Company during any of the last twelve (12) months immediately preceding the Terminate Date, or encourage any such employee of the Company to terminate such employee’s relationship with the Company.

10. Indemnification. Consultant shall indemnify and hold Company, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising our of or based upon any breach or alleged breach by Consultant of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement. The Company shall indemnify and hold Consultant harmless from and against all claims, demands, losses, damages and judgments, including court costs and attorneys’ fees, arising our of or based upon any breach or alleged breach by the Company of any representation, warranty, certification, covenant, obligation or other agreement set forth in this Agreement

11. Term. This Agreement will commence as of the date hereof, and will continue for twelve (12) months or until termination as provided below.

12. Termination. Either party to this Agreement may terminate this Agreement upon giving ten (10) days’ prior written notice thereof to the other party. Any such notice shall be addressed to either the Company or Consultant (as applicable) at the address below and shall be deemed given if delivered as set forth pursuant to Section 22 below. The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. Upon such termination all rights and duties of the parties with respect to the Consultant providing Services and the Company compensating the Consultant for such Services shall cease except that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services actually performed and reimbursable expenses actually incurred prior to termination, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof.

13. Survival. Notwithstanding anything herein to the contrary, the following Sections shall survive termination or expiration of this Agreement: 2, 3, 4, 5, 6, 7, 8, 9, 10, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23.

14. Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company. The Company may assign any or all of its rights and obligations under this Agreement without Consultant’s written consent to any affiliate or to another third party affiliate by way of merger, acquisition, consolidation, or sale or transfer of all or substantially all of the Company’s assets or capital stock. Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate without the necessity that this Agreement be re-executed. Any attempted assignment, delegation or transfer by a third party hereto in violation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on the parties and their successors and assigns.

15. Independent Contractor; Taxes; Indemnification. Nothing in this Agreement shall in any way be construed to render Consultant to be agent, employee or representative of the Company. Consultant shall perform the Services hereunder as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all taxes, including without imitation all federal and state income tax, social security taxes and unemployment, disability insurance and workers’ compensation applicable to Consultant and any person who performs Services in connection with this Agreement, and that Consultant will not be eligible for any employee benefits (nor does Consultant desire any of them) and expressly waives any entitlement to such benefits. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (i) to pay withholding taxes or similar items or (ii) resulting from Consultant’s being determined not to be an independent contractor; provided that Consultant’s indemnification obligation pursuant to this sentence shall be limited to the extent of any obligations imposed on Company to pay any withholding taxes or similar items that Consultant has failed to pay. Except insofar as it would preclude the Consultant from providing the Services under this Agreement or violate Sections 8 or 9 hereof, Consultant is free to perform services for any other person.

Consultant further acknowledges and agrees to the following:

(a) While providing Services, Consultant is, and shall at all times be and remain, an independent contractor to the fullest extent permitted by law;

(b) Nothing in this Agreement or otherwise shall be construed as identifying Consultant as an employee of the Company or any of the Company’s related or affiliated entities during the term for any purpose whatsoever;

(c) While Consultant will receive instruction on the objects and goals for which he or she is responsible, the Company has no right to control the manner in which Consultant performs Services under this Agreement and Consultant is free to perform Services in the manner Consultant deems fit and in accordance with recognized standards for such services;

(d) Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior written approval of the Company; and

(e) If, at any time, Consultant’s status with the Company as an independent contractor changes or if Consultant’s employment changes or Consultant is ever deemed to be an employee of the Company, each of the covenants set forth above and this Agreement remain in full force and effect in its entirety until and unless it is replaced with a subsequent and superseding agreement.

16. Equitable Relief. Consultant and the Company agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach by Consultant of any part(s) of Sections 2-9 of this Agreement. Accordingly, Consultant and the Company agree that if Consultant breaches this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of Sections 2 through 9 only. Consultant and the Company further agree that no bond or other security shall be required in obtaining such equitable relief and Consultant and the Company hereby consent to the issuance of such injunction and to the ordering of such specific performance.

17. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

18. Amendment. This Agreement may not be amended in any respect other than by written instrument executed by the party against whom enforcement is sought.

19. Entire Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and specifically the provision of Services, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document which expressly refers to this Agreement and which is signed by the party to be bound thereby.

20. Governing Law and Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without reference to its principles of conflict of laws. Both parties agree that the state and federal courts situated within or for Mecklenburg County shall have exclusive jurisdiction over any dispute concerning this Agreement and both parties waive any objection that he or it may have to personal jurisdiction or venue in those courts.

21. Changes. Consultant understands that, absent an express amendment, Consultant’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in nature of Consultant’s Services, compensation or other terms and conditions of the Consultant relationship.

22. Notices. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) on the day when delivered in person, (ii) on the first business day of or after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified if sent by facsimile, (iii) on the first business day of or after the date of receipt by the party notified if sent by electronic mail, (iv) on the first business day after deposited with a nationally recognized overnight delivery service, or (v) on the third business day after the day on which such notice was mailed in accordance with this Section.

Any notice or report required or permitted by this Agreement shall be deemed given if delivered personally or if sent by either party to the other by certified or registered first class mail, return receipt requested and postage prepaid, at, in the case of the Company, the addresses set forth below or in the case of the Consultant, the address within the Company’s records, or such other address as either party may specify in writing. If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with the above provisions.

To the Company:

20311 Chartwell Center Dr., #1469

Cornelius, North Carolina, 28031

To the Consultant:

[redacted]

23. No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless the same shall be been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

24. Counterparts. This Agreement may be signed in one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Consulting Agreement as of the day and year first above written.

Consultant:		Company:

Rucus Holdings LLC		Alpha Modus Holdings, Inc.

/s/ Thaddeus Puchyr		/s/ William Alessi
By:	Thaddeus Puchyr	By:	William Alessi
Title:	Manager	Title:	Chief Executive Officer

EXHIBIT A

SERVICES AND COMPENSATION

1.	Contact. Consultant’s principal Company contact:

a.	Name: William Alessi

b.	Title: Chief Executive Officer

2.	Services. Consultant will render sales consulting services relating to the rollout of Alpha Modus Financial Services kiosks to [a major US retailer] (“Kiosks”).

3.	Compensation. Stock Grant.

The Company shall issue to the Consultant Two Hundred and Fifty Thousand shares of its common stock (the “Shares”). The Shares shall be awarded in full as of the Effective Date.